Exhibit 99.1

Duos Technologies Group Reports Second Quarter 2024 Results

Continuing progress on Corporate initiatives in conjunction with improving sequential results establishing solid foundation for growth and profitability in 2025

JACKSONVILLE, FL / Globe Newswire / August 13, 2024 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), reported financial results for the second quarter (“Q2 2024”) ended June 30, 2024.

Second Quarter 2024 and Recent Operational Highlights

•	Closed initial 5-Year support services and data sharing agreement with Class 1 railroad valued at $10.9 million. The agreement provides full data availability for 7 existing client portals. Additionally, we now have data available from an eighth portal from a Mexican railroad, which we plan to leverage all 8 portals for subscription marketing starting in Q3.
•	Over 2.3 million comprehensive railcar scans were performed in the second quarter across 13 portals, with more than 383,000 unique railcars scanned. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico, representing approximately 24% of the total freight car population in North America.
•	Delivered and installed Edge Data Center for Amtrak at the Secaucus location. Initial construction work beginning at the site and negotiating contract modifications for additional products and services.
•	Received 10th Patent for "Device to Capture High Resolution images of a Train as it passes through an Inspection Portal", covering all aspects of the automated visual inspection of railcars. The Company has a further 6 patents pending for visualization of moving objects and expects to announce major product and feature enhancements over the next 6 – 9 months.
•	Announced formation of new subsidiary, “Duos Edge AI” aimed at expanding Duos business into the Edge Data Center (“EDC”) market. First three EDCs now in production with expected delivery to field in Q3 and with initial customer indications of approximately $1 million in annual recurring revenue starting in Q4. Initial debt funding secured for EDC production.

•	Formed new subsidiary, Duos Energy Corporation, aimed at additional market expansion into the increasing demand for power to support new data centers. Using our existing in-house expertise to support the massive demand for AI, Edge computing, and 5G rollout this new subsidiary is aligned with our strategy to be an important part of the overall AI value chain.
•	As of the end of the second quarter, the Company now has $19.6 million of revenue in backlog including near-term extensions and renewals and expects $6.9 million to be recognized during the remainder of 2024.

Second Quarter 2024 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and Duos Edge AI, Inc.

Total revenues for Q2 2024 decreased 15% to $1.51 million compared to $1.77 million in the second quarter of 2023 (“Q2 2023”). Total revenue for Q2 2024 represents an aggregate of approximately $265,000 of technology systems revenue and approximately $1,245,000 in recurring services and consulting revenue. Although overall revenue decreased in the second quarter, compared to the same quarter last year, there was a 38% increase in recurring services and consulting revenue for the same comparison period as a result of new AI and subscription customers that were not present in the same quarter last year as well as increases in service contract revenue due to higher service contract prices.

Cost of revenues for Q2 2024 increased 13% to $1.73 million compared to $1.53 million for Q2 2023. The increase in cost of revenues was driven by $473,069 in amortization expenses recorded in 2024 to offset site revenue related to a nonmonetary transaction for the new services and data agreement signed during the quarter.

Gross margin for Q2 2024 decreased 189% to negative $215,000 compared to $241,000 for Q2 2023 reflecting the temporary decline in technology revenues which was not completely offset by related ongoing costs to support that revenue segment. This is expected to be mitigated in future quarters as currently delayed projects are re-started.

Operating expenses for Q2 2024 decreased 11% to $3.00 million compared to $3.39 million for Q2 2023. The decrease in expenses is attributed to reductions in development and administrative costs due to the completion of certain activities and the impact of previously implemented cost reductions. Stable operating expenses are expected for the remainder of 2024 while we continue to focus on further efficiencies to support anticipated revenue growth. The decrease in operating expenses is slightly offset by additional investments in sales resources for expanding the commercial team that was made in the latter half of 2023. The Company implemented a 5% reduction in staff in early Q3.

Net operating loss for Q2 2024 totaled $3.22 million compared to net operating loss of $3.15 million for Q2 2023. Operating losses were higher than the comparative quarter a year ago, but the increase was proportionally less than the relative decrease in revenues and gross margin should have produced.

Net loss for Q2 2024 totaled $3.20 million compared to net loss of $2.99 million for Q2 2023. The 7% increase in net loss was mostly attributed to the decrease in revenues as described above from timing delays but was smaller than expected as we were successful in driving down operating costs, a trend which is expected to continue.

Cash and cash equivalents at June 30, 2024 totaled $0.51 million compared to $2.44 million at December 31, 2023. In addition, the Company had over $1.27 million in receivables and contract assets for a total of approximately $1.77 million in cash and expected short-term liquidity.

Six Month 2024 Financial Results

Total revenue decreased 42% to $2.58 million from $4.41 million in the same period last year. Total revenue for the first six months of 2024 represents an aggregate of approximately $0.53 million of technology systems revenue and approximately $2.05 million in recurring services and consulting revenue. An increase in recurring revenues by 19% was offset by the decrease in technology systems revenue. Total revenue was impacted by delays in the delivery of two high-speed RIPs for a passenger transit client. Growth of the services portion of revenues was driven by the successful completion and implementation of artificial intelligence detections and represents services and support for those detections as well as increases in service contract revenue due to higher service contract prices.

Cost of revenues decreased 26% to $2.70 million from $3.64 million in the same period last year. The decrease in cost of revenues was a result of timing of project work ongoing for the Company.

Gross margin decreased 115% to negative $120,000 from $779,000 in the same period last year. The decrease in gross margin was driven by the timing of business activity in Q2 2024 related to the manufacturing of two high-speed, transit-focused RIPs for one customer. As previously mentioned, the temporary decline in technology revenues was not completely offset by related ongoing costs to support that revenue segment.

Operating expenses decreased 4% to $5.86 million from $6.07 million in the same period last year. The Company experienced a slight decrease in overall operating expenses due to reductions in development costs and a decrease in administrative costs, primarily from a reduction in workforce. However, this was partially offset by an increase in sales and marketing expenses, driven by the continued expansion of our commercial team begun in the latter half of 2023 as we prepare to enter new markets.

Net operating loss totaled $5.98 million compared to net operating loss of $5.30 million in the same period last year. The increase in loss from operations was primarily the result of lower revenues recorded in the first and second quarters as a consequence of the delays previously noted, offset by continued increases in services and consulting revenue.

Net loss totaled $5.96 million compared to a net loss of $5.13 million in the same period last year. The increase in net loss was mostly attributable to the decrease in revenues as previously noted above, partially offset by the increase in services and consulting revenue and decrease in operating expenses.

Financial Outlook

At the end of the second quarter, the Company’s contracts in backlog and near-term renewals and extensions is now more than $19.6 million in revenue, of which approximately $6.9 million is expected to be recognized during the remainder of 2024. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues. It should be noted that $10.7 million of the revenue in backlog is for data access to support the new subscription business and is accounted for as a “non-monetary exchange” that resulted from an amendment to a Master Material and Service Purchase Agreement with a Class 1 railroad. Any new subscription business going forward will be offset by royalty payments by Duos.

The agreement gives Duos the rights to use and resell all data acquired by seven portals owned by the Class I railroad. The initial decrease in cash receivables is expected to be offset from revenues for data subscriptions to owners and lessors of railcar assets for the provision of mechanical and safety data and longer-term provide an expected growing, high-margin, revenue stream from subscribers.

Duos anticipates an improvement in operating results to be reflected over the next 12 months as a result of the new initiatives described in this release. Results are expected to improve in Q3 and the Company will provide further updates as they become available.

Management Commentary

"The Company continues to focus on establishing the foundation for long-term, sustainable growth particularly in the area of new business development and market expansion, patent awards and building our subscription data offering," said Chuck Ferry, Duos CEO. “The agreement executed with one of our major Class 1 customers represented the culmination of almost 12 months of negotiation and gives us a platform to supply safety data to all North American rail customers for both freight and transit. While I continue to be dissatisfied with our short-term financial performance, I am encouraged by the growth in our recurring revenues and the fast start of our EDC business.”

Conference Call

The Company’s management will host a conference call today, August 13, 2024, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Tuesday, August 13, 2024

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13747856

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact DUOT@duostech.com.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc. and Duos Edge AI, Inc., designs, develops, deploys, and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (AI) applications including real-time analysis of fast-moving vehicles and Edge Data Centers. For more information, visit www.duostech.com and www.duosedge.ai.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023

REVENUES:
Technology systems	$264,999	$870,494	$534,854	$2,698,258
Services and consulting	1,245,497	899,565	2,046,322	1,716,089

Total Revenues	1,510,496	1,770,059	2,581,176	4,414,347

COST OF REVENUES:
Technology systems	780,912	1,072,106	1,364,349	2,839,315
Services and consulting	944,148	456,616	1,336,759	796,523

Total Cost of Revenues	1,725,060	1,528,722	2,701,108	3,635,838

GROSS MARGIN	(214,564)	241,337	(119,932)	778,509

OPERATING EXPENSES:
Sales and marketing	712,456	301,077	1,265,942	608,654
Research and development	390,000	537,801	772,142	942,686
General and administration	1,899,396	2,550,709	3,819,446	4,522,217

Total Operating Expenses	3,001,852	3,389,587	5,857,530	6,073,557

LOSS FROM OPERATIONS	(3,216,416)	(3,148,250)	(5,977,462)	(5,295,048)

OTHER INCOME (EXPENSES):
Interest expense	(1,150)	(3,230)	(1,595)	(4,410)
Other income, net	13,395	162,080	22,577	166,375

Total Other Income (Expenses)	12,245	158,850	20,982	161,965

NET LOSS	$(3,204,171)	$(2,989,400)	$(5,956,480)	$(5,133,083)

Basic and Diluted Net Loss Per Share	$(0.43)	$(0.42)	$(0.81)	$(0.72)

Weighted Average Shares-Basic and Diluted	7,450,676	7,169,340	7,378,813	7,163,142

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$506,114	$2,441,842
Accounts receivable, net	128,795	1,462,463
Contract assets	1,139,395	641,947
Inventory	1,060,373	1,526,165
Prepaid expenses and other current assets	436,066	184,478
Note receivable, net	157,500	—

Total Current Assets	3,428,243	6,256,895

Property and equipment, net	1,736,407	726,507
Operating lease right of use asset	4,204,593	4,373,155
Security deposit	500,000	550,000

OTHER ASSETS:
Note receivable, net	—	153,750
Intangible asset, net	10,688,359	—
Patents and trademarks, net	128,371	129,140
Software development costs, net	524,225	652,838
Total Other Assets	11,340,955	935,728

TOTAL ASSETS	$21,210,198	$12,842,285

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$849,497	$595,634
Notes payable - financing agreements	241,452	41,976
Accrued expenses	252,024	164,113
Operating lease obligations-current portion	788,801	779,087
Contract liabilities, current	3,676,567	1,666,243
Total Current Liabilities	5,808,341	3,247,053

Contract liabilities, less current portion	8,495,876	—
Operating lease obligations, less current portion	4,052,527	4,228,718

Total Liabilities	18,356,744	7,475,771

Commitments and Contingencies (Note 5)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at June 30, 2024 and December 31, 2023, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at June 30, 2024 and December 31, 2023, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at June 30, 2024 and December 31, 2023, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,519 and 1,299 issued and outstanding at June 30, 2024 and December 31, 2023, respectively, convertible into common stock at $3 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 13,625 and 11,500 issued and outstanding at June 30, 2024 and December 31, 2023, respectively, convertible into common stock at $3 per share	14	12
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at June 30, 2024 and December 31, 2023, respectively, convertible into common stock at $6.20 per share	—	—

Common stock: $0.001 par value; 500,000,000 shares authorized, 7,623,598 and 7,306,663 shares issued, 7,622,274 and 7,305,339 shares outstanding at June 30, 2024 and December 31, 2023, respectively	7,623	7,306
Additional paid-in-capital	72,563,300	69,120,199
Accumulated deficit	(69,560,032)	(63,603,552)
Sub-total	3,010,906	5,523,966
Less: Treasury stock (1,324 shares of common stock at June 30, 2024 and December 31, 2023)	(157,452)	(157,452)
Total Stockholders' Equity	2,853,454	5,366,514

Total Liabilities and Stockholders' Equity	$21,210,198	$12,842,285

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2024	2023

Cash from operating activities:
Net loss	$(5,956,480)	$(5,133,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	781,835	230,592
Stock based compensation	241,694	302,743
Stock issued for services	80,000	65,000
Amortization of operating lease right of use asset	168,562	155,338
Changes in assets and liabilities:
Accounts receivable	1,333,668	3,131,392
Note receivable	(3,750)	(150,625)
Contract assets	(497,448)	(581,069)
Inventory	165,792	(116,393)
Security deposit	50,000	50,000
Prepaid expenses and other current assets	175,073	403,225
Accounts payable	253,863	(1,530,361)
Accrued expenses	87,912	(150,914)
Operating lease obligation	(166,477)	(80,559)
Contract liabilities	(655,228)	1,481,643

Net cash used in operating activities	(3,940,984)	(1,923,071)

Cash flows from investing activities:
Purchase of patents/trademarks	(4,765)	(28,720)
Purchase of software development	—	(360,437)
Purchase of fixed assets	(884,520)	(159,203)

Net cash used in investing activities	(889,285)	(548,360)

Cash flows from financing activities:
Repayments on financing agreements	(227,184)	(273,965)
Repayment of finance lease	—	(22,851)
Proceeds from common stock issued	115,563	—
Stock issuance costs	(76,188)	(17,645)
Proceeds from shares issued under Employee Stock Purchase Plan	87,348	117,048
Proceeds from preferred stock issued	2,995,002	4,000,000

Net cash provided by financing activities	2,894,541	3,802,587

Net increase (decrease) in cash	(1,935,728)	1,331,156
Cash, beginning of period	2,441,842	1,121,092
Cash, end of period	$506,114	$2,452,248

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,596	$4,410
Taxes paid	$5,055	$—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$426,661	$458,452
Transfer of inventory to fixed assets	$300,000	$—
Intangible asset acquired with contract liability	$11,161,428	$—